Exhibit 99.1

For further information:                       TRADED: NYSE (IEX)
Investor Contact:
Heath Mitts
Senior Vice President and Chief Financial Officer
(847) 498-7070

MONDAY, APRIL 18, 2016

IDEX REPORTS FIRST QUARTER EPS OF 89 CENTS; RAISES FULL YEAR
EPS GUIDANCE TO $3.70 -- $3.75

LAKE FOREST, IL, APRIL 18 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended March 31, 2016.

First Quarter 2016 Highlights

•	EPS of 89 cents, up 6 percent

•	Operating margin of 20.4 percent, up 10 basis points

•	Free cash flow of $62 million, up 45 percent

•	Repurchased 628 thousand shares of common stock for $46 million

•	Acquired Akron Brass for $224 million

•	Announced a 6 percent increase in the quarterly dividend on April 6, 2016

First Quarter 2016
Orders of $526 million were flat (-3 percent organic, +4 percent acquisitions and -1 percent foreign currency translation) compared with the prior year period. Sales of $503 million were flat (-3 percent organic, +4 percent acquisitions and -1 percent foreign currency translation) compared with the prior year period.

Gross margin of 44.4 percent was down 60 basis points from the prior year period, primarily due to an inventory step-up charge related to the Akron Brass acquisition. Operating margin of 20.4 percent was up 10 basis points from the prior year period.

Net income of $68 million increased 3 percent compared with the prior year period, while earnings per share of 89 cents increased 5 cents, or 6 percent, from the prior year period.

Net income and EPS include a $3.7 million pre-tax benefit from the reversal of contingent consideration related to a 2015 acquisition, partially offset by a $2.2 million pre-tax charge for the inventory step-up related to the Akron Brass acquisition. In addition, the Company early adopted ASU 2016-09, which includes a change in accounting for income taxes associated with share-based compensation, resulting in a $2.6 million income tax benefit.

EBITDA of $123 million was 25 percent of sales and covered interest expense by nearly 12 times, while free cash flow of $62 million was 90 percent of net income.

The Company repurchased 628 thousand shares of common stock for $46 million in the first quarter of 2016, at an average price of $72.86.

“IDEX continues to perform well in a challenged macroeconomic growth environment. During the first quarter we built $23 million of backlog, generated operating margin of 20.4 percent and delivered EPS of 89 cents. We remain committed to our capital deployment plan of long-term organic growth investments, disciplined M&A, opportunistic share repurchases and returning capital to shareholders. In the first quarter, we delivered on this value creation model by acquiring Akron Brass, increasing the quarterly shareholder dividend by six percent and repurchasing $46 million of common stock at an average price of $72.86 per share.

Demand headwinds in our energy and agriculture businesses will be offset by improving demand in our water, scientific fluidics and dispensing businesses. These mixed market conditions are expected to remain throughout 2016, yet we reaffirm our revenue guidance for the year of flat organic growth with operating margins between 20.5 percent and 21 percent.

We are increasing full year EPS guidance to $3.70 to $3.75, driven primarily by the permanent tax benefit associated with new accounting guidance for share-based compensation. The 2016 operating contribution from the Akron Brass transaction will be offset by the acquisition fair value charges, purchase accounting amortization and incremental interest cost. Flat organic growth is anticipated in the second quarter of 2016, with EPS of 91 to 93 cents, which includes the remaining $5.4 million pre-tax inventory step-up charge related to the acquisition of Akron Brass.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

First Quarter 2016 Segment Highlights

Fluid & Metering Technologies

•	Sales of $212 million reflected a 3 percent decrease compared to the first quarter of 2015 (-5 percent organic, +3 percent acquisition and -1 percent foreign currency translation).

•	Operating margin of 24.3 percent represented a 130 basis point decrease compared with the first quarter of 2015 primarily due to lower volume related to the energy and agriculture businesses.

•	EBITDA of $58.8 million resulted in an EBITDA margin of 27.8 percent, a 110 basis point decrease compared with the first quarter of 2015.

Health & Science Technologies

•	Sales of $186 million reflected a 4 percent increase compared to the first quarter of 2015 (+2 percent organic, +3 percent acquisitions and -1 percent foreign currency translation).

•	Operating margin of 21.8 percent represented a 90 basis point increase compared with the first quarter of 2015 primarily due to higher volume and productivity improvements.

•	EBITDA of $51.9 million resulted in an EBITDA margin of 27.9 percent, a 120 basis point increase compared with the first quarter of 2015.

Fire & Safety/Diversified Products

•	Sales of $105 million reflected a 2 percent decrease compared to the first quarter of 2015 (-6 percent organic, +5 percent acquisition and -1 percent foreign currency translation).

•	Operating margin of 24.3 percent represented a 120 basis point decrease compared with the first quarter of 2015 entirely due to the impact from the Akron Brass acquisition.

•	EBITDA of $27.0 million resulted in an EBITDA margin of 25.8 percent, a 190 basis point decrease compared with the first quarter of 2015.

For the first quarter of 2016, Fluid & Metering Technologies contributed 42 percent of sales, 44 percent of operating income and 43 percent of EBITDA; Health & Science Technologies accounted for 37 percent of sales, 35 percent of operating income and 38 percent of EBITDA; and Fire & Safety/Diversified Products represented 21 percent of sales, 21 percent of operating income and 19 percent of EBITDA.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and in no way are considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

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Consolidated EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization; while segment EBITDA is calculated as operating income plus or minus other income (expense) plus depreciation and amortization.

•	Adjusted EBITDA is calculated as EBITDA plus restructuring expenses.

•	Free cash flow is calculated as cash flow from operating activities less capital expenditures plus the excess tax benefit from share-based compensation.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Tuesday, April 19, 2016 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13620004.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K filed with the SEC and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION

Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
Net sales	$ 502,572	$ 502,198
Cost of sales	279,237	276,157
Gross profit	223,335	226,041
Selling, general and administrative expenses	120,778	124,284
Operating income	102,557	101,757
Other (income) expense - net	(744)	(1,723)
Interest expense	10,489	10,597
Income before income taxes	92,812	92,883
Provision for income taxes	24,682	26,929
Net income	$ 68,130	$ 65,954
Earnings per Common Share [(a)]:		
Basic earnings per common share	$ 0.90	$ 0.84
Diluted earnings per common share	$ 0.89	$ 0.84
Share Data:		
Basic weighted average common shares outstanding	75,749	77,996
Diluted weighted average common shares outstanding	76,699	78,856

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2016	December 31, 2015
Assets		
Current assets		
Cash and cash equivalents	$ 358,445	$ 328,018
Receivables - net	296,834	260,000
Inventories	278,230	239,124
Other current assets	42,999	35,542
Total current assets	976,508	862,684
Property, plant and equipment - net	252,512	240,945
Goodwill and intangible assets	1,895,715	1,684,366
Other noncurrent assets	17,563	17,448
Total assets	$ 3,142,298	$ 2,805,443
Liabilities and shareholders' equity		
Current liabilities		
Trade accounts payable	$ 140,183	$ 128,911
Accrued expenses	150,766	153,672
Short-term borrowings	1,333	1,087
Dividends payable	-	25,927
Total current liabilities	292,282	309,597
Long-term borrowings	1,094,232	839,707
Other noncurrent liabilities	262,874	212,848
Total liabilities	1,649,388	1,362,152
Shareholders' equity	1,492,910	1,443,291
Total liabilities and shareholders' equity	$ 3,142,298	$ 2,805,443